Exhibit (a)(5)(I)

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED OBTAINS REGULATORY APPROVALS FOR LONE STAR ACQUISITION

SAN DIEGO, Aug. 10, 2007 — Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Company”) today announced that it has received regulatory approvals from states representing over 95% of the Company’s loan production volume for 2006, thereby satisfying one of the primary conditions to the close of the pending tender offer for the Company’s outstanding stock by an affiliate of Lone Star Fund V (U.S.), L.P. The tender offer is currently scheduled to expire at midnight on August 14, 2007.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Lone Star Funds

Lone Star is a leading U.S. private equity firm. Since 1995, the principals of Lone Star have organized private equity funds totaling more than $13.3 billion to invest globally in corporate secured and unsecured debt instruments, real estate related assets and select corporate opportunities. Additional information may be found at www.lonestarfunds.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to close the proposed merger with Lone Star, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.